Exhibit 99.1

NEWS RELEASE

Ocean Power Technologies Signs Agreement with Premier Oil

3-month contract to conduct a study into the use of the PB3 PowerBuoy for decommissioning operations is a significant step in OPT’s commercialization strategy

MONROE TOWNSHIP, N.J., January 22, 2018 (GLOBE NEWSWIRE) — Ocean Power Technologies, Inc. (NASDAQ:OPTT) announced today that the Company has signed an agreement with Premier Oil (LSE:PMO), an international oil and gas company, to study the feasibility of using the PB3 PowerBuoy for decommissioning operations in the North Sea. The contract outlines work that will determine the viability of using the PB3 for monitoring and guarding remaining wells and subsea equipment after removal of a floating production, storage and offloading vessel and prior to subsea decommissioning and/or well plugging & abandonment operations.

The PB3 would primarily be used to provide site monitoring and surveillance to prevent vessel intrusion and disturbance of remaining subsea infrastructure. The study will also evaluate the PB3’s ability to monitor well pressures and temperatures by connecting to subsea control modules. This added functionality could allow more precise planning and prioritization of plugging and abandonment activities by giving accurate real-time information on well integrity, while also enabling PMO to provide regulators with higher quality information on well conditions.

George H. Kirby, President and Chief Executive Officer of OPT, stated, “We are excited about this new relationship and look forward to helping Premier Oil further enhance its operations. We believe our PowerBuoy could enable Premier Oil and other Operators to enhance the decommissioning planning process and at the same time ensure the safety of other users of the sea. The PB3 could potentially serve as an alternative to an on-site guard vessel, aiming to improve health, safety and environmental statistics and reducing operational costs while incorporating clean power into their offshore operations.”

During the study, OPT will work closely with Premier Oil’s other subsea equipment suppliers to produce a design to integrate their equipment into the PB3. If the feasibility study is successful, the next step could be to prove the solution through a North Sea trial deployment in 2018.

“This technology aligns with our goals of increasing safety, efficiency and operational effectiveness through the development and utilization of the most advanced technologies that support our oil and gas activities. The PowerBuoy system will deliver on all these aspects and offer a step change in our decommissioning planning processes. It also opens up potential future applications for intelligent, remotely controlled small field developments”, said Pieter voor de Poorte, Subsea Decommissioning Lead, of Premier Oil.

Kirby added, “We believe the Premier Oil project could lead to other applications including pipeline integrity assurance and the charging of underwater unmanned vehicles, as well as Metocean data collection. We also hope to leverage this work to further expand the use of our PB3 PowerBuoy throughout our other service areas including security, defense and telecommunications,” added Kirby.

About Ocean Power Technologies

Headquartered in New Jersey, Ocean Power Technologies aspires to transform the world through durable, innovative and cost-effective ocean energy solutions. Our PB3 PowerBuoy uses ocean waves to provide clean, reliable and persistent electric power and real-time communications for remote offshore applications in markets such as oil and gas, defense, security, ocean observing, and communications. To learn more, visit www.oceanpowertechnologies.com.

About Premier Oil

Premier is an international oil and gas exploration and production company. The company’s strategy is to grow shareholder value by investing in high quality production and development opportunities while maintaining exposure to upside value from successful exploration within a strict capital discipline framework. We seek to maintain the highest standards of corporate responsibility. To learn more, visit www.premier-oil.com.

Forward-Looking Statements

This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

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Ocean Power Technologies Inc.